December 20, 2023	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS NOVEMBER 2023 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for November 2023, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Client assets grew over the preceding month driven by strong advisor retention and recruiting, along with appreciation in the equity markets,” said Chair and CEO Paul Reilly. “Clients’ domestic cash sweep and Enhanced Savings Program (ESP) balances were down slightly compared to October, as growth of ESP balances to $14.4 billion was offset by modest declines in cash sweep balances to $42.3 billion. As of December 18, cash sweep balances were up modestly in the month. Investment banking activity remains challenging across the industry despite a healthy pipeline.”

Operating Data

	As of			% change from
$ in billions	November 30, 2023	November 30, 2022	October 31, 2023	November 30, 2022	October 31, 2023
Client assets under administration	$1,317.3	$1,205.9	$1,239.2	9%	6%
Private Client Group assets under administration	$1,258.4	$1,147.0	$1,185.1	10%	6%
Private Client Group assets in fee-based accounts	$715.1	$651.8	$670.0	10%	7%
Financial assets under management	$209.9	$191.0	$196.5	10%	7%

Bank loans, net	$43.9	$43.6	$43.8	1%	—%

Clients' domestic cash sweep and Enhanced Savings Program balances	$56.7	$61.0	$56.9	(7)%	—%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.32 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.